Filed pursuant to Rule 424(b)(3)
                                Registration no. 333-129075

PROSPECTUS

                            ICONIX BRAND GROUP, INC.

                        2,171,336 shares of Common Stock

      The selling stockholders listed on page 8 of this prospectus are offering for resale up to 2,171,336 shares of common stock of Iconix Brand Group, Inc. The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution".

      We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

      Our common stock is listed on the Nasdaq National Market under the symbol "ICON" On October 27, 2005, the last sale price of our common stock as reported by Nasdaq was $8.21 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. FOR MORE INFORMATION, SEE "RISK FACTORS" BEGINNING ON PAGE 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is October 27, 2005

                                Table of Contents

                                                                            Page
                                                                            ----

Forward-looking Statements.....................................................3

The Company....................................................................3

Risk Factors...................................................................3

Use of Proceeds................................................................8

Selling Stockholders...........................................................8

Plan of Distribution...........................................................9

Legal Matters.................................................................11

Experts.......................................................................11

Where You Can Find More Information...........................................11

Incorporation of Certain Documents By Reference...............................12

                           FORWARD-LOOKING STATEMENTS

      Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Iconix Brand Group, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors." The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. Iconix undertakes no obligation to update any forward-looking statement.

                                   THE COMPANY

      Iconix is in the business of licensing the CANDIE'S(R), BONGO(R), BADGLEY MISCHKA(R), JOE BOXER(R) and RAMPAGE(R) trademarks on a variety of young women's footwear, apparel and fashion products. Through its wholly owned subsidiary, Bright Star Footwear, LLC, the Company also arranges for the manufacture of footwear products for mass market and discount retailers and receives a commission on the sales of these products.

      Iconix was incorporated under the laws of the State of Delaware in 1978. Its principal executive offices are located at 215 West 40th Street, New York, New York 10018, and its telephone number is (212) 730-0300.

      Unless the context requires otherwise, reference in this prospectus to "we", "us" ,"our", "Iconix", or "Company" refers to Iconix Brand Group, Inc. and its subsidiaries.

                                  RISK FACTORS

         We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and in the future could affect, our operations.

WE HAVE INCURRED LOSSES DURING RECENT FISCAL YEARS AND FUTURE LOSSES COULD NEGATIVELY AFFECT OUR CASH FLOWS AND BUSINESS OPERATIONS.

      Although we recorded net income of $3.3 million for the six months ended June 30, 2005 (including a non-cash tax benefit of $1.8 million) and $241,000 in the 11-month period ended December 31, 2004, in the fiscal year ended January 31, 2004 we sustained net losses of $11.3 million, and net losses of $3.9 million, $2.3 million and $8.2 million during our fiscal years ended January 31, 2003, 2002 and 2001, respectively. We cannot guarantee that we will not incur losses in the future.

WE ARE NO LONGER DIRECTLY ENGAGED IN THE DESIGN, MANUFACTURE, DISTRIBUTION OR SALE OF BRANDED APPAREL, FOOTWEAR OR OTHER FASHION PRODUCTS AND, CONSEQUENTLY, OUR REVENUES ARE DEPENDENT ON THE SUCCESS OF CERTAIN LICENSEES OF THOSE RIGHTS.

      Although the licensing agreements for our brands usually require the advance payment to us of certain fees and provide for certain guaranteed minimum royalty payments to us, the failure by the licensees to satisfy their obligations under the agreements could result in the termination of the license agreements. Moreover, during the terms of the license agreements we are substantially dependent upon the abilities of the licensees to maintain the quality, marketability and consumer recognition of the licensed products bearing our brands. In addition, failure by the licensees to meet their production, manufacturing or distribution requirements could negatively impact their sales and resulting royalty payments to us which, in turn, would materially adversely affect our revenues and business operations. Moreover, the failure by licensees to meet their financial obligations to us could jeopardize our ability to meet the debt service coverage ratio in connection with the asset-backed notes issued by one of our subsidiaries which would give the note holders the right to foreclose on our trademarks and other related intellectual property assets, which are the security for the debt.

OUR BUSINESS IS DEPENDENT ON CONTINUED MARKET ACCEPTANCE OF THE PRODUCTS OF OUR LICENSEES THAT BEAR OUR TRADEMARKS AND OF THE CANDIE'S, BONGO, BADGLEY MISCHKA, JOE BOXER AND RAMPAGE TRADEMARKS.

      Our ability to achieve continued market acceptance of products utilizing our trademarks as well as market acceptance of any future products that may be offered by us or by our licensees that bear our trademarks, is subject to a high degree of uncertainty. Our ability or the ability for our licensees to achieve market acceptance by new customers or continued market acceptance by existing or past customers may require substantial additional marketing efforts and the expenditure of significant funds by us to maintain a demand for such products. Additional marketing efforts and expenditures may not result in increased market acceptance of products of our licensees or increased sales of such products. We are materially dependent on the sale of products bearing our trademarks for a significant portion of our revenues. Although our licensees guarantee minimum net sales and minimum guaranteed royalties to us, a failure of our trademarks or products to achieve or maintain market acceptance could reduce our licensing revenues, thereby negatively impacting cash flows.

WE HAD A WORKING CAPITAL DEFICIT AT JUNE 30, 2005, HAVE INCURRED A SUBSTANTIAL AMOUNT OF INDEBTEDNESS AND TO THE EXTENT THAT CASH FLOW FROM OUR CONTINUING OPERATIONS IS INSUFFICIENT TO MEET OUR DEBT OBLIGATIONS, WE MAY BE REQUIRED TO SEEK ADDITIONAL FINANCING TO SATISFY OUR OBLIGATIONS OR LOSE TITLE TO OUR TRADEMARKS.

As of the date of this prospectus there is approximately $103 million principal outstanding on seven-year asset backed notes issued by one of our subsidiaries, IP Holdings, LLC, referred to as IPH Holdings or IPH. The notes were issued in four transactions, $ 20 million in August 2002, $2.6 million in March 2004, $45 million in July 2005 in connection with our acquisition of the JOE BOXER brand from Joe Boxer, LLC and $40 million in September 2005. Of the additional debt incurred in September 2005, $28 million was used in connection with our acquisition of the RAMPAGE brand on September 16, 2005 and the remaining $12 million is available to us for potential future acquisitions. We will be required to repay the $12 million on November 15, 2005 if we do not use the funds in connection with an acquisition. The payment of the principal and interest on the notes will be made from amounts received by IP Holdings under license agreements with various licensees of the assets acquired and IP Holdings' other intellectual property assets. In the event that there is a default in the payment on the notes, the note holders have a security interest in our trademarks and have the right to foreclose on those trademarks. In addition, in connection with our acquisition in April 2002 from Sweet Sportswear, Inc., referred to as Sweet, of the remaining equity interests in Unzipped Apparel, LLC, referred to as Unzipped, the joint venture formed with Sweet, we issued to Sweet $11.0 million principal amount of senior subordinated notes the amount of which have been reduced to approximately $2.8 million at June 30, 2005 as a result of certain shortfalls in the net income of Unzipped that Sweet guaranteed under the terms of an agreement under which it managed Unzipped until August 2004. As of the date of this prospectus we are involved in litigation with Sweet and certain of its affiliates with respect to certain matters pertaining to Unzipped. Moreover, we had a working capital deficit of approximately $3.3 million at June 30, 2005. We believe that we will generate sufficient revenues from our licensing operations to satisfy our obligations for the foreseeable future. However, in the event that projected cash flow proves to be insufficient to satisfy our cash requirements including our debt obligations, we may be required to seek additional funds through, among other means, public or private equity or debt financing, which may result in dilution to our stockholders, or if we were to default on our obligations to the holders of the asset backed notes they could foreclose on our trademarks.

A  SUBSTANTIAL  PORTION  OF  OUR  LICENSING  REVENUES  ARE  CONCENTRATED  IN TWO
RETAILERS.

Two of our largest licenses are each concentrated at a single retailer. The CANDIE'S brand is concentrated at Kohl's Department Stores, Inc., which by the end of 2006 will be the exclusive licensee for all product categories, and the JOE BOXER brand, which has an exclusive license with Kmart for all core product categories. Because we are dependent on these two licensees for a substantial portion of our licensing revenue, if Kohl's or Kmart (which came out of bankruptcy in May 2003 and is currently owned by Sears Holding Corp.) had financial difficulties or ceased to operate, it would negatively impact our revenue and cash flows.

A RECESSION IN THE FASHION INDUSTRY OR RAPIDLY CHANGING FASHION TRENDS COULD HARM OUR OPERATING RESULTS.

      The fashion industry is cyclical, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. A poor general economic climate could have a negative impact on our and our licensees' ability to compete for limited consumer resources. Moreover, our future success depends in substantial part on our and our licensees' ability to anticipate and respond to changing consumer demands and fashion trends in a timely manner. The footwear and wearing apparel industries are generally subject to constantly changing fashion trends. If we or our licensees misjudge the market for a particular product or product line, it may result in an increased inventory of unsold and outdated finished goods, which could increase the affected licensee's operating costs without a corresponding increase in revenues.

OUR LICENSEES ARE SUBJECT TO RISKS AND UNCERTAINTIES OF FOREIGN MANUFACTURING THAT COULD INTERRUPT OPERATIONS OR INCREASE OPERATING COST THEREBY IMPACTING THEIR ABILITY TO DELIVER GOODS TO THE MARKET.

      Substantially all of the products sold by our licensees are manufactured overseas. We and our licensees are subject to various risks inherent in foreign manufacturing, including fluctuations in foreign currency exchange rates; shipping delays; and international political, regulatory, and economic developments, all of which can have a significant impact on the licensee's operating costs and consequently, our earnings.

      Our licensees also import certain finished products and assume all risk of loss and damage once their suppliers ship these goods. If these goods are destroyed or damaged during shipment it could impact our revenues as a result of its licensees' delay in delivering finished products to customers.

BECAUSE OF THE  INTENSE  COMPETITION  IN OUR  MARKETS  AND THE  STRENGTH  OF OUR
COMPETITORS, WE AND OUR LICENSEES MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY.

      The apparel, footwear and fashion industries are extremely competitive in the United States and our licensees face intense and substantial competition for our product lines. In general, competitive factors include quality, price, style, name recognition and service. In addition, the presence in the marketplace of various fads and the limited availability of shelf space can affect competition. Many competitors of our licensees have greater financial, distribution, marketing and other resources than they have and have achieved significant name recognition for their brand names. We may not be able to continue to compete successfully in the market with respect to the licensing arrangements. Our licensees may be unable to successfully compete in the markets for such products.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS OR AVOID CLAIMS THAT WE INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS.

      We own trademark registrations for CANDIE'S, BONGO, BADGLEY MISCHKA, JOE BOXER and RAMPAGE, among others, and believe that our trademarks have significant value and are important to the marketing of our products. To the extent that the trademarks owned or used by us are deemed to violate the proprietary rights of others, or in the event that these trademarks would not be upheld if challenged, we would, in either such event, be prevented from using the trademarks, which could have an adverse effect on us. In addition, we may not have the financial resources necessary to enforce or defend trademarks owned or used by us.

WE ARE DEPENDENT UPON OUR KEY EXECUTIVES AND OTHER PERSONNEL, WHOSE LOSS WOULD ADVERSELY IMPACT OUR BUSINESS.

      Our  success  is largely  dependent  upon the  efforts  of Neil Cole,  our
President, Chief Executive Officer and Chairman, and certain other key executives. Although we have entered into an employment agreement with Mr. Cole that expires in December 2007, the loss of his and/or other key executive's services would have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified sales and marketing personnel in connection with the design, marketing and distribution of our products as well as our ability to hire and retain administrative personnel. We may not be able to hire or retain such necessary personnel.

PROVISIONS IN OUR CHARTER AND SHARE PURCHASE RIGHTS PLAN MAY PREVENT AN ACQUISITION OF ICONIX.

      Certain provisions of our Certificate of Incorporation and our Share Purchase Rights Plan could have the effect, either alone or in combination with each other, of making more difficult, or discouraging an acquisition of our company deemed undesirable by our Board of Directors. Our Certificate of Incorporation provides for the issuance of up to 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of the date of this prospectus there were approximately 33,150,000 shares of our common stock and no shares of preferred stock outstanding. Additional shares of our common stock and preferred stock are therefore available for future issuance without stockholder approval. The Share Purchase Rights Plan, commonly known as a "poison pill," states that, in the event than an individual or entity acquires 15% of the outstanding shares of our stockholders other than the acquirer may purchase additional shares of our common stock for a fixed price. The existence of authorized but un-issued capital stock, together with the existence of the Share Purchase Rights Plan, could have the effect of discouraging an acquisition of us.

WE ARE SUBJECT TO CERTAIN LITIGATION THAT COULD HARM US.

      We are currently a plaintiff and cross-defendant in a litigation pending in California state court involving Unzipped, and a defendant in a litigation pending in federal district court in New York involving a former supplier. Our financial condition could be adversely impacted if we are required to pay the monetary damages sought by the cross-complainants in the California action and the plaintiff in the New York action, or if it is adjudicated that the contractual rights concerning Unzipped are invalid.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

      The market price of our common stock may be highly volatile. Among other things, disclosures of our operating results, announcements of various events by us or our competitors and the development and marketing of new products may cause the market price of our common stock to change significantly over short periods of time. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

FUTURE SALES OF SHARES OF OUR COMMON STOCK COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

      We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act of 1933, as amended, referred to as the Securities Act, and may become freely tradable. We have also registered a substantial number of shares of common stock that are issuable upon the exercise of options and warrants and have previously registered for resale a substantial number of restricted shares of common stock held by certain selling stockholders, which are in addition to the shares of our common stock being offered by the selling stockholders pursuant to this Prospectus. If holders of options or warrants choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted shares choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of common stock by the selling stockholders named in this prospectus.

      We have agreed to pay certain expenses in connection with the registration of the shares being offered by the selling stockholders.

                              SELLING STOCKHOLDERS

      Based on information provided by the selling stockholders, the following table sets forth certain information regarding the selling stockholders:

      The table below assumes for calculating each selling stockholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other person) and are exercisable within 60 days from the date this prospectus have been exercised or converted. The table also assumes the sale of all of the shares being offered by the selling stockholders pursuant to this prospectus.

                                                                                         Common Stock Beneficially
                                                                                          Owned After the Offering
                                             Number of Shares of                         -------------------------
                                                 Common Stock                                          Percent of
                                              Beneficially Owned          Shares         Number        Outstanding
        Selling Security Holders            Prior to the Offering     Being Offered     of Shares        Shares
----------------------------------          ---------------------     -------------     ---------      -----------
Paul M. Buxbaum                                    500,649(1)             500,649           0(1)            0
David Ellis                                        125,162                125,162           0               0
Buxbaum Company, LLC(2)                            264,306(1)             264,306           0(1)            0
Larry Hansel                                     1,256,973              1,256,973           0               0
Waddell Trust dated June 21, 1995,                  24,246                 24,246           0               0
Sandford T. Waddell, Trustee (3)

----------

(1) The amounts do not reflect that Paul M. Buxbaum (owner of record of 500,649 shares) and Buxbaum Company LLC (owner of record of 264,306 shares) may each be deemed to be the beneficial owner of the shares owned of record by the other. The after the offering stock ownership assumes the sale of all of the shares being offered by both Paul M. Buxbaum and Buxbaum Company, LLC.

(2) Mr. Paul M. Buxbaum, the sole manager of Buxbaum Company, LLC, has sole dispositive power with respect to the shares being offered by Buxbaum Company, LLC. and, subject to the agreement described below, sole voting power with respect to the shares.

(3) Mr. Sandford T. Waddell has sole dispositive power with respect to the shares being offered by the Waddell Trust dated June 21, 1995 and subject to the agreement described below, sole voting power with respect to the shares.

      The selling stockholders acquired their shares in connection with the acquisition by Iconix of certain assets relating to the Rampage(R) brand on September 16, 2005 and have agreed to vote the shares owned or held by record by them in favor of matters, with certain exceptions, approved by Iconix' Board of Directors for a vote of Iconix' stockholders until the stockholders do not own, in the aggregate, more than 500,000 shares. They also agreed to certain limitations on the dollar amount of the shares that they may sell in the open market prior to June 16, 2007 without the consent of Iconix.

                              PLAN OF DISTRIBUTION

      We have been advised that the selling stockholders, which may include pledgees, donees, transferees or other successors-in-interest who have received shares from the selling stockholders after the date of this prospectus, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

      All costs, expenses and fees in connection with the registration of the shares offered by this prospectus other than any counsel for the selling stockholders, shall be borne by us. Brokerage costs, if any, attributable to the sale of shares will be borne by the selling stockholders.

      The shares may be sold by the selling stockholders by one or more of the following methods:

      o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o over-the counter distribution in accordance with the rules of the Nasdaq National Market;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o through the writing of put or call options on the shares or other hedging transactions (including the issuance of derivative securities), whether the options or other derivative securities are listed on an option or other exchange or otherwise;

      o     privately negotiated transactions;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The transactions described above may or may not involve brokers or dealers.

      The selling stockholders will not be restricted as to the price or prices at which the selling stockholder may sell its shares. Sales of shares by the selling stockholders may depress the market price of our common stock since the number of shares which may be sold by the selling stockholder may be relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholders were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

      From time to time the selling stockholders may pledge their shares under margin provisions of customer agreements with their brokers or under loans or other arrangements with third parties. Upon a default by the selling stockholders, the broker or such third party may offer and sell any pledged shares from time to time.

      In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions

      o     in the over-the counter market or otherwise;

      o     at prices and on terms prevailing at the time of sale;

      o     at prices related to the then-current market price; or

      o     in negotiated transactions.

      These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholders may also sell the shares in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We have agreed to indemnify certain of the selling stockholders against certain liabilities under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholders.

      In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  LEGAL MATTERS

      Blank Rome LLP of New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus.

                                     EXPERTS

      The financial statements and schedules incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.


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

      You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

      The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1.    Our Report on Form 10-K for the period ended December 31, 2004;

2.    Our Current Report on Form 8-K filed with the SEC on January 31, 2005;

3.    Our Current Report on Form 8-K filed with the SEC on March 11, 2005;

4.    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

5.    Our Current Report on Form 8-K filed with the SEC on June 10, 2005;

6.    Our Current Report on Form 8-K filed with the SEC on July 28, 2005;

7.    Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

8.    Our Current Report on Form 8-K filed with the SEC on September 22, 2005;

9.    Our Current Report on Form 8-K/A filed with the SEC on October 7, 2005;

10.   Our Current Report on Form 8-K/A filed with the SEC on October 14, 2005;

11. The description of our common stock and our preferred share purchase rights contained in our registration statements on Form 8-A filed with the SEC and any amendments thereto; and

12. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to
      Section 14 of the Exchange Act.

      You may request a copy of these filings, at no cost, by writing or telephoning us at Iconix Brand Group, Inc., 1450 Broadway, New York, New York 10018, telephone number (212) 730-0030.

      We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.


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